Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 14 DATED NOVEMBER 1, 2024
TO THE PROSPECTUS DATED APRIL 16, 2024

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2024, as supplemented by Supplement No. 1 dated May 2, 2024, Supplement No. 2 dated May 17, 2024, Supplement No. 3 dated June 4, 2024, Supplement No. 4 dated June 24, 2024, Supplement No. 5 dated July 2, 2024, Supplement No. 6 dated July 18, 2024, Supplement No. 7 dated August 2, 2024, Supplement No. 8 dated August 16, 2024, Supplement No. 9 dated August 19, 2024, Supplement No. 10 dated September 4, 2024, Supplement No. 11 dated September 17, 2024, Supplement No. 12 dated October 2, 2024 and Supplement No. 13 dated October 18, 2024. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of October 2024; and
•an update on our share redemption plan activity.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of October 2024. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
October 1, 2024	$13.50	$13.59	$13.62	$13.62	$13.51	$13.45	$13.52
October 2, 2024	$13.43	$13.52	$13.56	$13.54	$13.44	$13.38	$13.44
October 3, 2024	$13.43	$13.52	$13.56	$13.54	$13.44	$13.38	$13.44
October 4, 2024	$13.43	$13.53	$13.56	$13.54	$13.44	$13.38	$13.44
October 7, 2024	$13.43	$13.53	$13.56	$13.54	$13.44	$13.38	$13.45
October 8, 2024	$13.43	$13.53	$13.56	$13.54	$13.44	$13.38	$13.45
October 9, 2024	$13.44	$13.53	$13.56	$13.55	$13.44	$13.38	$13.45
October 10, 2024	$13.44	$13.53	$13.56	$13.55	$13.45	$13.38	$13.45
October 11, 2024	$13.44	$13.53	$13.56	$13.55	$13.45	$13.38	$13.45
October 14, 2024	$13.44	$13.53	$13.56	$13.55	$13.45	$13.38	$13.45
October 15, 2024	$13.44	$13.53	$13.56	$13.55	$13.45	$13.39	$13.45
October 16, 2024	$13.45	$13.54	$13.57	$13.56	$13.46	$13.40	$13.46
October 17, 2024	$13.46	$13.55	$13.58	$13.57	$13.47	$13.40	$13.47
October 18, 2024	$13.46	$13.55	$13.58	$13.57	$13.47	$13.40	$13.47
October 21, 2024	$13.45	$13.55	$13.58	$13.57	$13.47	$13.40	$13.47
October 22, 2024	$13.45	$13.55	$13.58	$13.57	$13.47	$13.40	$13.47
October 23, 2024	$13.46	$13.55	$13.58	$13.57	$13.47	$13.40	$13.47
October 24, 2024	$13.45	$13.55	$13.58	$13.57	$13.47	$13.40	$13.47
October 25, 2024	$13.45	$13.55	$13.58	$13.57	$13.47	$13.40	$13.47
October 28, 2024	$13.45	$13.55	$13.58	$13.57	$13.47	$13.40	$13.47
October 29, 2024	$13.45	$13.55	$13.57	$13.57	$13.46	$13.40	$13.47

October 30, 2024	$13.45	$13.54	$13.57	$13.57	$13.46	$13.40	$13.47
October 31, 2024	$13.45	$13.54	$13.57	$13.57	$13.46	$13.40	$13.47

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Redemptions

For the month of October 2024, we received redemption requests in excess of the 2.0% monthly limit. As per the terms of our share redemption plan, we honored all death and disability-based redemption requests for October 2024, if any, in full and all other redemption requests on a pro rata basis up to the limit. As such, each stockholder whose October 2024 redemption request was prorated received approximately 37.6% of such request.